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                                                                EXHIBIT 10.17




                       DIRECTORS' LIFE INSURANCE PROGRAM
                                 March 26, 1980
                             Amended: June 24, 1988



         RESOLVED, That the $100,000 life insurance program for directors be amended to provide a permanent life insurance policy to be owned by the director subject to availability of coverage for each individual.

         RESOLVED FURTHER, That the Corporation shall pay the premiums and a director will be fully vested in the insurance program after five years of service and, for full years of service less than five, will receive a proportionally reduced amount of lifetime insurance.

         RESOLVED FURTHER, That each active director and currently participating retired director shall have the opportunity to participate or to decline to participate in the revised program prior to November 1, 1988.

         RESOLVED FURTHER, That in the event a director or currently participating retired director shall decline to participate in the revised program or such coverage is not available, he shall continue to be covered or not covered in the current program, as the case may be.

         RESOLVED FURTHER, That the proper officers of the Corporation be and are hereby authorized to execute and deliver such instruments and documents, to do all such other acts and things and to take all such further steps as they shall deem necessary or advisable or convenient or proper, in order to carry out the intent of the foregoing resolutions.